Exhibit 4.4
SECURITIES PURCHASE AGREEMENT

by and between

SEANERGY MARITIME HOLDINGS CORP.
as Seller

and

JELCO DELTA HOLDING CORP.
as Purchaser

Dated as of May 9, 2019

TABLE OF CONTENTS

SECURITIES PURCHASE AGREEMENT
THIS SECURITIES PURCHASE AGREEMENT (this "Agreement"), dated as of May 9, 2019, by and among SEANERGY MARITIME HOLDINGS CORP., a corporation organized under the laws of the Republic of the Marshall Islands (the "Company" or the "Seller"), and JELCO DELTA HOLDING CORP., a corporation organized under the laws of the Republic of the Marshall Islands (the "Purchaser").
WHEREAS, the Purchaser, is the holder of approximately 37.8% of the total issued share capital of the Company and has from time to time made available the Loan Facilities to the Company.
WHEREAS, in exchange for, among other things, the full and final settlement of unpaid interest and the neutralization of the interest rate under the Loan Facilities for the period of April 1, 2019 until December 31, 2019 and the waiver under the Fourth Jelco Loan in particular as set forth herein, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase, 1,823,529 units of the Company (including the underlying Securities, the "Units") consisting of (i) one common share, par value $0.0001 per share (a "Common Share") of the Company, (ii) one Class B Warrant of the Company to purchase one Common Share (a "Class B Warrant"), and (iii) one Class C Warrant of the Company to purchase one Common Share (a "Class C Warrant" and together with the Common Shares and the Class B Warrants, the "Securities") as defined in the Underwriting Agreement, subject to the terms and conditions set forth in this Agreement.
WHEREAS, the Company has on the date hereof entered into an Underwriting Agreement with Maxim Group LLC as underwriter (the "Underwriting Agreement") with respect to the public offering of Units (the "Offering").
NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for such other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:
ARTICLE I

DEFINITIONS
Section 1.01   Definitions.  In this Agreement, unless the context otherwise requires, each term or expression defined in the recital of the parties and this clause shall have the meaning given to it in the recital of the parties and in this clause:
"First Jelco Loan" means that certain loan agreement dated October 4, 2016, as amended by amendment no. 1 thereto dated as of November 17, 2016, as amended and restated on November 28, 2016, as supplemented on June 13, 2018, and as further amended and restated on February 13, 2019, made by and between the Company and the Purchaser, relating to a facility in the original amount of $12,800,000, with an outstanding principal amount of $5,900,000 as of the date hereof.

"First Jelco Note" means that certain convertible promissory note dated March 12, 2015, as amended by an amendment no. 1 dated May 14, 2015, as supplemented by a mutual consent dated September 18, 2017, as amended by an amendment no. 2 dated September 18, 2017, and as further amended by an amendment no. 3 dated March 26, 2019, made by the Company in favor of the Purchaser, relating to an original amount of $4,000,000, with an outstanding principal amount of $3,800,00 as of the date hereof.

"Fourth Jelco Loan" means that certain loan agreement dated March 26, 2019 made by and between the Company and the Purchaser, relating to a facility in an amount of $7,000,000, with an outstanding principal amount of $7,000,000 as of the date hereof.

"Governmental Authority" means any federal, state, local or foreign political subdivision, court, administrative agency, board, bureau, commission or department or other governmental authority or instrumentality.

"Intercreditor Deed" means that certain agreement dated February 15, 2019, by and between Amsterdam Trade Bank N.V., Jelco Delta Holding Corp., Seanergy Maritime Holdings Corp., Partner Shipping Co. Limited and others.

"Jelco Notes" means the First Jelco Note, the Second Jelco Note and the Third Jelco Note.

"Loan Facilities" means the Jelco Notes, the First Jelco Loan, the Second Jelco Loan and the Fourth Jelco Loan.

"Registration Rights Agreement" means a registration rights agreement with respect to the Common Shares and Series B Warrants (including the underlying Common Shares) in the form attached hereto as Schedule A.

"Second Jelco Loan" means that certain loan agreement dated May 24, 2017, as amended and supplemented by a supplemental letter dated June 22, 2017, as amended and supplemented by a second supplemental letter dated August 22, 2017, as amended and restated on September 27, 2017, and as further supplemented by a supplemental agreement dated February 13, 2019, relating to a loan in the original amount of up to $16,200,000, made by and between the Company and the Purchaser with an outstanding principal amount of $11,450,000 as of the date hereof.

"Second Jelco Note" means that certain convertible promissory note dated September 7, 2015, as amended by a first amendment dated December 1, 2015, as amended by a second amendment dated December 14, 2015, as amended by a third amendment dated January 27, 2016, as amended by a fourth amendment dated March 7, 2016, as amended by a fifth amendment dated April 21, 2016, as amended by a sixth amendment dated May 17, 2016, as amended by a seventh amendment dated June 16, 2016, as amended by an eighth amendment dated March 28, 2017, as supplemented by a mutual consent dated September 8, 2017, as amended by a ninth amendment dated September 27, 2017, as amended by a tenth amendment dated September 1, 2018, and as further amended by an eleventh amendment dated March 26, 2019, made by the Company in favor of the Purchaser, relating to an original amount of $6,765,000 that was subsequently raised to $24,665,000, with an outstanding principal amount of $21,165,000 as of the date hereof.

"Securities Act" means the Securities Act of 1933, as amended.

"Senior Lender" means Amsterdam Trade Bank N.V.

"Third Jelco Note" means that certain convertible promissory note dated September 27, 2017, as amended by an amendment dated February 13, 2019, made by the Company in favor of the Purchaser, relating to a loan in the original amount of $13,750,000, with an outstanding principal amount of approximately $13,750,000 as of the date hereof.

ARTICLE II

SALE AND PURCHASE OF UNITS
Section 2.01   Sale and Purchase.  Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to issue and sell the Units to the Purchaser, and the Purchaser agrees to purchase the Units from the Company in exchange for the Consideration.
Section 2.02   Consideration.  The aggregate consideration for the Units shall be paid as follows (the "Consideration"):
(a)  in exchange for 621,958 Units, the Purchaser shall waive payment of unpaid interest accrued, including all default interest applicable thereon, under the Loan Facilities pursuant to Section 6.01(a) hereof; and

(b)  in exchange for 1,201,571 Units, the Purchaser shall (i) amend the interest rate under each of the Loan Facilities pursuant to Section 6.01(b) hereof, and (ii) waive the prepayment requirement under the Fourth Jelco Loan pursuant to Section 6.01(c) hereof.

Section 2.03   Time and Place of Closing.  Upon the terms and subject to satisfaction or waiver of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will take place on a date to be agreed in writing not later than by the close of business on May 17, 2019 at the offices of Seward & Kissel LLP or at such other place or time as the parties may agree in writing.  The date on which the Closing occurs is herein referred to as the "Closing Date" and the Closing shall be deemed to have occurred as of the close of business on the Closing Date.
Section 2.04   Closing Payments and Delivery of Units.  Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at Closing, the Company shall issue and deliver the Units to the Purchaser, and the Consideration shall be deemed paid in full.
ARTICLE III

CONDITIONS TO CLOSING
Section 3.01   Mutual Conditions.  The respective obligations of each party to consummate the issuance and sale and the purchase of the Units shall be subject to the satisfaction of each of the following conditions (any or all of which may be waived by a particular party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable law):
(a)  the Company and the Purchaser shall have entered into and shall have executed the Registration Rights Agreement;
(b)  the Company shall have received payment for and delivered the Initial Securities, as defined in the Underwriting Agreement;

(c)  no statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated hereby illegal;
(d)  there shall not be pending any suit, action or proceeding by any Governmental Authority or any person seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement; and
(e)  all other consents, authorizations, waivers, orders and approvals of, notices to, filings or registrations with and the expiration of all waiting periods imposed by, any third person, including any Governmental Authority, which are required for or in connection with the execution and delivery by the parties of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been obtained or made, in form and substance reasonably satisfactory to each of the parties, and shall be in full force and effect.
Section 3.02   Company's Conditions.  The obligation of the Company to consummate the issuance and sale of the Units to the Purchaser shall be subject to the satisfaction of the condition (which may be waived by the Company in writing, in whole or in part, to the extent permitted by applicable law) that the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made on and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only).
Section 3.03   Purchaser's Conditions. The obligation of the Purchaser to consummate the purchase of the Units shall be subject to the satisfaction of each of the following conditions (any or all of which may be waived by the Purchaser in writing, in whole or in part, to the extent permitted by applicable law):

(a)  Purchaser's having received the consent of the Senior Lender to the transactions contemplated herein pursuant to requirement set forth in the Inter-Creditor Deed; and
(b)  The Offering size being in an aggregate amount of gross proceeds of no less than U.S. $12,000,000 or any lesser amount that may be agreed by the Purchaser in writing.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND
AGREEMENTS OF THE COMPANY
The Company hereby represents and warrants to, and agrees with, the Purchaser, as of the date hereof and as of the Closing Date, as follows:
Section 4.01   Organization.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Republic of the Marshall Islands, with the requisite power and authority to enter into this Agreement and the transactions contemplated hereby.
Section 4.02   Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.  The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action.  No other corporate or other action or proceeding on the part of the Company is necessary to authorize this Agreement or the consummation of the transactions contemplated hereby.  This Agreement has been duly executed by the Company and, when delivered, will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of a specific performance, injunctive relief or other equitable remedies or (iii) to the extent the indemnification provisions contained in this Agreement may be limited by applicable federal or state securities laws, public policy and other equitable considerations.
Section 4.03   No Conflicts.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not, (i) conflict with or violate any provision of its Amended and Restated Articles of Incorporation, as amended, or Second Amended and Restated Bylaws, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any contract to which the Company is a party or by which any property or asset of the Company is bound or affected, (iii) result in a violation of any law, rule, statute or regulation to which the Company is subject (including federal and state securities laws and regulations) or (iv) result in any violation of any order, judgment, injunction, decree or other restriction of any Governmental Authority to which the Company is subject, or by which any property or asset of the Company is bound or affected.

ARTICLE V

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE PURCHASER
The Purchaser hereby represents and warrants to, and agrees with, the Company, as of the date hereof and as of the Closing Date, as follows:
Section 5.01   Organization.  The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the Republic of the Marshall Islands, with the requisite power and authority to enter into this Agreement and the transactions contemplated hereby.
Section 5.02   Authorization; Enforcement.  The Purchaser has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.  The execution and delivery of this Agreement by the Purchaser and the consummation by it of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action.  No other corporate or other action or proceeding on the part of the Purchaser is necessary to authorize this Agreement or the consummation of the transactions contemplated by this Agreement.  This Agreement has been duly executed by the Purchaser and when delivered, will constitute the valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, except: (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors' rights generally; (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; or (iii) to the extent the indemnification provisions contained in this Agreement may be limited by applicable federal or state securities laws, public policy and other equitable considerations.
Section 5.03   No Conflicts.  Subject to the Senior Lender's consent as set forth in Section 3.03, the execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of its articles of incorporation, bylaws or other charter documents; (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any contract to which the Purchaser is a party; (iii) result in a violation of any law, rule, statute or regulation to which the Purchaser is subject (including federal and state securities laws and regulations); or (iv) result in any violation of any order, judgment, injunction, decree or other restriction of any Governmental Authority to which the Purchaser is subject, or by which any respective property or asset of the Purchaser is bound or affected.
Section 5.04   Investment Representations.
(a)  Investment Intent.  The Purchaser is acquiring the Units for its own account, for investment purposes only and not with a view to or for distributing or reselling the Units or any part thereof, without prejudice, however, to the Purchaser's right at all times to sell or otherwise dispose of all or any part of the Units in compliance with applicable federal and state securities laws.  The Purchaser does not have any agreement or understanding, directly or indirectly, with any person to distribute any of the Units.

(b)  Affiliate of the Company.  The Purchaser is an "affiliate" of the Company (as defined in Rule 144 under the Securities Act) or acting on behalf of such an affiliate and agrees that it shall not resell, transfer, pledge, hypothecate or otherwise dispose of any Units except as shall be permitted under all applicable laws, rules and regulations and in accordance with the provisions of Section 5.04(g) below.  In addition, the Purchaser understands that none of the Units may be pledged unless: (i) the Units have been registered under the Securities Act and any applicable state securities law or (ii) the Company has received an opinion of counsel satisfactory to the Company and its counsel that such pledge is exempt from, or not subject to, such registration.
(c)  General Solicitation.  The Purchaser is not purchasing the Units as a result of any advertisement, article, notice or other communication regarding the Units published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.
(d)  Access to Information.  The Purchaser acknowledges that it has had the opportunity to review this Agreement and has been afforded: (i) the reasonable opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the Units and the merits and risks of investing in the Units; (ii) reasonable access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the transactions contemplated hereby.
(e)  Independent Investment Decision.  The Purchaser has independently evaluated the merits of its decision to acquire the Units pursuant to this Agreement, such decision has been independently made by the Purchaser and the Purchaser confirms that it has only relied on the advice of its own counsel and not on the advice of the Company or its counsel in making such decision.
(f)  Reliance upon Representation and Warranties.  The Purchaser understands that the Units are being offered and sold to the Purchaser in reliance on exemptions from the registration requirements of United States federal and state securities laws, and that the Company is relying upon the truth and accuracy of, and the compliance by the Purchaser with, the representations, warranties and agreements of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Units.
(g)  Unregistered Securities.  The Purchaser understands that: (a) none of the Units have been registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred, unless: (A) subsequently registered thereunder pursuant to the Registration Rights Agreement or (B) sold in reliance on an exemption therefrom, provided that the Company shall receive an opinion of counsel satisfactory to the Company and its counsel that such registration is not required; and (b) except as shall be provided under the Registration Rights Agreement, neither the Company nor any other person is under any obligation to register the Units under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

ARTICLE VI

OTHER AGREEMENTS
Section 6.01   Waiver; Amendments to Loan Facilities.
(a)  The Purchaser hereby agrees that all unpaid interest accrued under each of the Loan Facilities through March 31, 2019, including all default interest accrued thereunder as a result of such unpaid interest, in an aggregate amount of $2,114,659, is hereby deemed paid in full.
(b)  The Purchaser and the Company hereby agree that for the period between April 1, 2019 and December 31, 2019, the interest rate under each of the Loan Facilities shall be fixed at 0% per annum, resulting in a reduction of interest payments in an aggregate estimated amount of $3,846,234 for the period between April 1, 2019 and December 31, 2019.  The Purchaser and the Company shall enter into an amendment to each Loan Facility evidencing the fixed interest rate for such period.
(c)  The Purchaser hereby waives the mandatory prepayment requirement under clause 5 of the Fourth Jelco Loan in its entirety in connection with the Offering.

Section 6.02   Legend
       (a) The Purchaser hereby acknowledges and agrees that the certificates representing the Units, the Common Shares and the Class B Warrants (including the underlying Common Shares) will bear the following legend:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.
Section 6.03   Indemnification by the Purchaser.  The Purchaser agrees to indemnify the Company and its officers, directors, employees, agents, counsel, accountants, and other representatives from, and hold each of them harmless against, any and all losses, actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to a material breach of any of the representations, warranties or covenants of the Purchaser contained herein; provided that the liability of the Purchaser shall not be in an amount greater than One Million Two Hundred Thousand United States Dollars (U.S. $1,200,000), and the Purchaser shall not have any indemnification obligations hereunder for losses directly caused by the Company's gross negligence or willful misconduct.

Section 6.04   Disclosure.  Disclosure to the public or to any third party of the existence or terms of this Agreement and the transactions contemplated hereby and any other information relating to any party hereto shall be at the sole and complete discretion of the Company.  The Purchaser acknowledges that the Company will file this Agreement with the U.S. Securities and Exchange Commission as an exhibit to a Report on Form 6-K.
Section 6.05   Public Announcements.  The issuance of any press release or any other public statement thereafter with respect to this Agreement and the transactions contemplated hereby shall be at the Company's sole and complete discretion.
Section 6.06   Expenses.  Except as otherwise provided herein, the Company and Purchaser shall each bear their own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.
Section 6.07   Sales and Transfer Taxes.  All sales and transfer taxes (including all stock transfer taxes, if any) incurred in connection with this Agreement and the transactions contemplated hereby will be borne by the Company, and the Company will, at its own expense, file all necessary tax returns and other documentation with respect to all such sales and transfer taxes, and, if required by applicable law, the Purchaser will join in the execution of any such tax returns or other documentation.
ARTICLE VII

MISCELLANEOUS
Section 7.01   Notices.  All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed delivered (i) upon delivery when delivered personally, (ii) upon receipt if by facsimile transmission (with confirmation of receipt thereof), or (iii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:
If to the Company:
154 Vouliagmenis Avenue
16674 Glyfada
Athens Greece
Attention: Chief Executive Officer
Facsimile: +30 210 9638404

With a copy (which shall not constitute notice) to:
Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
Attention:  Gary J. Wolfe
Facsimile: +1 212 480-8421
If to the Purchaser:
c/o Western Isles
Jardine House
P.O. Box NM 1431
Hamilton NM FX
Bermuda
Attention: Alastair Macdonald
Facsimile: +1441 (296) 0329

Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section 7.01.

Section 7.02   Survival.  Each and every representation, warranty, covenant and agreement contained in this Agreement, including the waivers under Section 6.01, or in any document delivered pursuant to or in connection with this Agreement shall survive the Closing indefinitely.
Section 7.03   Further Assurances.  Each party agrees that it will execute and deliver, or cause to be executed and delivered, on or after the date of this Agreement, all such other documents and instruments as are reasonably required for the performance of such party's obligations hereunder and will take all commercially reasonable actions as may be necessary to consummate the transactions contemplated hereby and to effectuate the provisions and purposes hereof.
Section 7.04   Successors and Assigns.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided, that none of the parties hereto may assign any of its obligations hereunder without the prior written consent of the other party.
Section 7.05   Entire Agreement.  This Agreement constitutes the entire agreement by the parties hereto and supersedes any other agreement, whether written or oral, that may have been made or entered into between them relating to the matters contemplated hereby.
Section 7.06   Amendments and Waivers.  This Agreement may be amended, modified, superseded, or canceled, and any of the terms, representations, warranties or covenants hereof may be waived, only by written instrument executed by both of the parties hereto or, in the case of a waiver, by the party waiving compliance.
Section 7.07GG  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles.
Section 7.08   Submission to Jurisdiction.  Any legal action or proceeding in connection with this Agreement or the performance hereof may be brought in the state and federal courts located in the Borough of Manhattan, City, County and State of New York, and the parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts for the purpose of any such action or proceeding.
Section 7.09 WW  Waiver of Jury Trial.  The parties hereby irrevocably waive trial by jury in any action, proceeding or claim brought by any party hereto or beneficiary hereof on any matter whatsoever arising out of or in any way connected with this Agreement.
Section 7.10 CaC  Captions; Counterparts, Execution.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.  This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.  All such counterparts may be delivered between the parties hereto by facsimile or other electronic transmission, which shall not affect the validity thereof.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Purchaser have caused this Agreement to be duly executed as of the date first above written.
SEANERGY MARITIME HOLDINGS CORP.

By:	/s/Stamatios Tsantanis
Name: Stamatios Tsantanis Title: Chairman & Chief Executive Officer

JELCO DELTA HOLDING CORP.

By:	/s/Alastair B. Macdonald
Name: Alastair B. Macdonald Title: Director

Schedule A

Form of Registration Rights Agreement

REGISTRATION RIGHTS AGREEMENT
This Registration Rights Agreement (this "Agreement") is made and entered into effective as of May 9, 2019, by and among Seanergy Maritime Holdings Corp., a Marshall Islands corporation (the "Company"), and the investor signatory hereto (the "Investor").
RECITALS
A. The Company and the Investor, the holder of approximately 37.8% of the total issued share capital of the Company, are entering into a securities purchase agreement (the "Securities Purchase Agreement"), pursuant to which the Company shall agree to issue and sell to the Investor 1,823,529 units of the Company (including the underlying Securities, the "Units") consisting of (i) one common share, par value $0.0001 per share (a "Common Share") of the Company, (ii) one Class B Warrant of the Company to purchase one Common Share (a "Class B Warrant"), and (iii) one Class C Warrant of the Company to purchase one Common Share (a "Class C Warrant") to the Investor.
B. The issuance and sale of the Units will be made by the Company pursuant to an exemption from the registration requirements of the Securities Act.
C. Under the Securities Purchase Agreement, the respective obligations of each party thereto to consummate the issuance and sale and the purchase of the Units are subject to, inter alia, the Company and each of the Investors entering into and executing this Agreement.
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Definitions. As used in this Agreement, the following terms shall have the following meanings:
"Advice" shall have the meaning set forth in Section 6(b).
"Agreement" shall have the meaning set forth in the preamble above.
"Availability Date" shall have the meaning set forth in Section 3(j).
"Business Day" means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of New York, London, England or Athens, Greece are authorized or required by law or other governmental action to close.
"Class B Warrants" shall have the meaning set forth in the recitals above.
"Class C Warrants" shall have the meaning set forth in the recitals above.

"Company Registration Statement" shall have the meaning set forth in Section 2(b).
"Commission" means the U.S. Securities and Exchange Commission.
"Common Share" shall have the meaning set forth in the recitals above.
"Demand" shall have the meaning set forth in Section 2(a).
"Demand Registration" shall have the meaning set forth in Section 2(a).
"Effectiveness Period" shall have the meaning set forth in Section 2(a).
"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
"Filing Date" shall have the meaning set forth in Section 2(a).
"Holder" means the holder, from time to time of Registrable Securities.
"Indemnified Party" shall have the meaning set forth in Section 5(c).
"Indemnifying Party" shall have the meaning set forth in Section 5(c).
"Investor" shall have the meaning set forth in the preamble.
"Losses" shall have the meaning set forth in Section 5(a).
"Piggyback Registration" shall have the meaning set forth in Section 2(b).
"Plan of Distribution" shall have the meaning set forth in Section 2(a).
"Proceeding" means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.
"Prospectus" means the prospectus included in the Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.
"Registrable Securities" means the Common Shares, the Class B Warrants and any Common Shares issuable upon exercise of the Class B Warrants or the Class C Warrants, issued and outstanding at the time of any Demand together with any securities issued or issuable upon any exchange, stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) a Registration Statement covering such securities has been declared effective by the Commission and such securities have been disposed of pursuant to such effective Registration Statement, (ii) such securities are sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met, (iii) such securities are otherwise transferred and such securities may be resold without subsequent registration under the Securities Act, or (iv) such securities shall have ceased to be outstanding.

"Registration Statement" means each registration statement required to be filed hereunder (including a registration statement registering for sale any Registrable Securities pursuant to a Piggyback Registration), including the Prospectus, amendments and supplements to the registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in the Registration Statement.
"Rule 415" means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.
"Rule 424" means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.
"Securities Act" means the Securities Act of 1933, as amended.
"Suspension Certificate" shall have the meaning set forth in Section 6(d).
"Third Party" shall have the meaning set forth in Section 2(b).
"Third-Party Registration Statement" shall have the meaning set forth in Section 2(b).
"Trading Market" means the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market or the NASDAQ Capital Market; and, with respect to any particular date, shall mean the Trading Market on which the Common Stock is listed or quoted for trading on such date.
"Units" shall have the meaning set forth in the recitals above.
2.	Registration.
(a) Demand Registration.  On or prior to the date (the "Filing Date") which is forty-five (45) days after the date on which a request (a "Demand") is given by a Holder to the Company, the Company shall prepare and file with the Commission a Registration Statement pursuant to Rule 415 covering the offering and resale of all or any portion of the Registrable Securities not already covered by an existing and effective Registration Statement and representing not less than 5,000,000 Common Shares or Common Shares having an aggregate market value of at least $5,000,000, or if Rule 415 is not available for offers or sales of the Registrable Securities, for such other means of distribution of Registrable Securities as the Holder may reasonably request (or, at the Holder's option to delay such registration) (a "Demand Registration"). The Registration Statement required hereunder shall be on Form S-3 or Form F-3, as applicable (except if the Company is not then eligible to register for resale the Registrable Securities on Form S-3 or Form F-3, in which case the Registration shall be on Form S-1 or F-1 or another appropriate form as shall be selected by the Company upon advice of its counsel). The Registration Statement required hereunder shall contain (except if otherwise directed by the Holder) a section substantially similar to the "Plan of Distribution" attached hereto as Annex A. The Company shall use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, but no later than 120 days following the filing thereof (the "Effectiveness Date"), and shall use its reasonable best efforts to keep such Registration Statement continuously effective under the Securities Act (including the filing of any necessary amendments, post-effective amendments and supplements) until all Registrable Securities covered under such Registration Statement have been disposed of pursuant to such Registration Statement or have otherwise ceased to be Registrable Securities (the "Effectiveness Period").
(b)              Piggy-Back Registration.  (i) If, after the date hereof, the Company at any time proposes to file a registration statement on Form F-1, F-3 or otherwise, with respect to any offering of its equity securities for its own account (a "Company Registration Statement"), or for the account of any other Persons (any such Person, a "Third Party" and any such registration statement, a "Third-Party Registration Statement") (other than (A) a registration under Section 2(a), (B) a registration statement on Form F-4 or S-8 (or such other similar successor forms then in effect under the Securities Act), (C) a registration of securities solely relating to an offering and sale to employees, directors or consultants of the Company or its subsidiaries pursuant to any employee stock plan or other employee benefit plan arrangement, (D) a registration not otherwise covered by clause (B) above pursuant to which the Company is offering to exchange its own securities for other securities, (E) a registration statement relating solely to dividend reinvestment or similar plans or (F) a shelf registration statement pursuant to which only the initial purchasers and subsequent transferees of debt securities of the Company or any of its subsidiaries that are convertible or exchangeable for Common Shares and that are initially issued pursuant to Rule 144A and/or Regulation S (or any successor provisions) of the Securities Act may resell such notes and sell the Common Shares into which such notes may be converted or exchanged), then, as soon as practicable (but in no event less than 10 days prior to the proposed date of filing of such registration statement), the Company shall give written notice of such proposed filing to each Holder, and such notice shall offer each Holder the opportunity to register under such registration statement such number of Registrable Securities as such Holder may request in writing delivered to the Company within ten (10) days of delivery of such written notice by the Company to such Holder.  Subject to Sections 2(b), (c) and (d), the Company shall include in such registration statement all such Registrable Securities that are requested by Holders to be included therein in compliance with the immediately foregoing sentence (a "Piggyback Registration"); provided, that if at any time after giving written notice of its intention to register any equity securities and prior to the effective date of the registration statement filed in connection with such Piggyback Registration, the Company shall determine for any reason not to register or to delay registration of the equity securities covered by such Piggyback Registration, the Company shall give written notice of such determination to each Holder that had requested to register its, his or her Registrable Securities in such registration statement and, thereupon, (1) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith, to the extent payable) and (2) in the case of a determination to delay registering, shall be permitted to delay registering any Registrable Securities, for the same period as the delay in registering the other equity securities covered by such Piggyback Registration.  If the offering pursuant to such registration statement is to be underwritten, the Company shall so advise the Holders as a part of the written notice given pursuant this Section 2(b), and each Holder making a request for a Piggyback Registration pursuant to this Section 2(b) must, and the Company shall make such arrangements with the managing underwriter or underwriters so that each such Holder may, participate in such underwritten offering, subject to the conditions of Sections 2(b) and (c).  If the offering pursuant to such registration statement is to be on any other basis, the Company shall so advise the Holders as part of the written notice given pursuant to this Section 2(b), and each Holder making a request for a Piggyback Registration pursuant to this Section 2(b) must, and the Company shall make such arrangements so that each such Holder may, participate in such offering on such basis, subject to the conditions of Sections 2(b) and (c).  If, as a result of applicable law or based upon comments received by the Commission, all of the Registrable Securities to be included in the Registration Statement cannot be so included, then the Company shall only include in the Registration Statement the number of Registrable Securities permitted to be so included (allocated pro rata among the Holders and any other Persons that have requested to participate in such Registration Statement based on the relative number of such registrable securities then held by each such Holder and such other Persons).  Each Holder shall be permitted to withdraw all or part of its Registrable Securities from a Piggyback Registration at any time prior to the effectiveness of such registration statement; provided, however, that except as set forth above, if a Holder voluntarily withdraws all of its Registrable Securities from a Piggyback Registration, the Company shall not be liable for any Registration Expenses incurred by such Holder and such Holder shall promptly reimburse the Company for any such amounts received from the Company.

(c) Priority of Piggyback Registration.  If the managing underwriter or underwriters of any proposed underwritten offering of Registrable Securities included in a Piggyback Registration to a Company Registration Statement informs the Company and the Holders that have requested to participate in such Piggyback Registration in writing that, in its or their opinion, the number of securities which such Holders and any other Persons intend to include in such offering exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such registration shall be: (i) first, 100% of the securities that the Company proposes to sell, (ii) second, and only if all the securities referred to in clause (i) have been included, the number of securities that would otherwise be included in such offering and that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect in such registration, which such number shall be allocated pro rata among the Holders based on the relative number of such Registrable Securities then held by each such Holder (provided that any securities thereby allocated to a Holder that exceed such Holder's request shall be reallocated among the remaining requesting Holders in like manner), and (iii) third, and only if all of the securities referred to in clause (ii) have been included in such registration, any other securities eligible for inclusion in such registration that, in the opinion of the managing underwriter or underwriters, can be sold without having such adverse effect in such registration.
If the managing underwriter or underwriters of any proposed underwritten offering of Registrable Securities included in a Piggyback Registration to a Third-Party Registration Statement informs the Company and the Holders that have requested to participate in such Piggyback Registration in writing that, in its or their opinion, the number of securities which such Holders and any other Persons intend to include in such offering exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such registration shall be: (i) first, 100% of the securities that the Third Party proposes to sell, (ii) second, and only if all the securities referred to in clause (i) have been included, the number of securities that would otherwise be included in such offering and that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect in such registration, which such number shall be allocated pro rata among the Holders based on the relative number of Registrable Securities then held by each such Holder (provided that any securities thereby allocated to a Holder that exceed such Holder's request shall be reallocated among the remaining requesting Holders in like manner), and (iii) third, and only if all of the securities referred to in clause (ii) have been included in such registration, any other securities eligible for inclusion in such registration that, in the opinion of the managing underwriter or underwriters, can be sold without having such adverse effect in such registration.
(d) Other Registrations. If the Company has previously filed a Registration Statement with respect to Registrable Securities, and if such previous registration has not been withdrawn or abandoned, the Company shall not be obligated to cause to become effective any other registration of any of its securities under the Securities Act, whether on its own behalf or at the request of any holder of such securities, until a period of at least 120 days has elapsed from the termination of the offering under the previous registration.
3. Registration Procedures.
In connection with the Company's registration obligations hereunder, the Company shall:
(a) Not less than two (2) Business Days prior to the filing of the Registration Statement or any related Prospectus or any amendment or supplement thereto, (i) furnish to the Holder copies of all such documents proposed to be filed (including documents incorporated or deemed incorporated by reference to the extent requested by such Person) which documents will be subject to the review of such Holder, and (ii) cause its officers and directors, counsel and independent certified public accountants to respond to such inquiries as shall be necessary, in the reasonable opinion of respective legal counsel to conduct a reasonable investigation within the meaning of the Securities Act. The Company shall not file the Registration Statement or any such Prospectus or any amendments or supplements thereto to which the Holder of a majority of the Registrable Securities shall reasonably object in good faith; provided, however, that any period of time which the Registration Statement is delayed due to such objection will be added to the Filing Date and the Effectiveness Date.
(b) (i) Prepare and file with the Commission such amendments, including post-effective amendments, to the Registration Statement and the Prospectus used in connection therewith as may be necessary to keep the Registration Statement continuously effective as to the Registrable Securities for the Effectiveness Period; (ii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424; (iii) respond as promptly as reasonably possible to any comments received from the Commission with respect to the Registration Statement or any amendment thereto; and (iv) comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by the Registration Statement in accordance with the intended methods of disposition by the Holder thereof set forth in the Registration Statement as so amended or in such Prospectus as so supplemented.
(c) Notify the Holder of Registrable Securities to be sold as promptly as reasonably possible (and, in the case of (i)(A) below, not less than two (2) Business Days prior to such filing) and (if requested by any such Person) confirm such notice in writing promptly following the day (i) (A) when a Prospectus or any Prospectus supplement or post-effective amendment to the Registration Statement is proposed to be filed; (B) when the Commission notifies the Company whether there will be a "review" of the Registration Statement and whenever the Commission comments in writing on the Registration Statement (the Company shall upon request provide true and complete copies thereof and all written responses thereto as promptly as reasonably possible to the Holder who so requests provided such requesting Holder agree to keep such information confidential until it is publicly disclosed); and (C) with respect to the Registration Statement or any post-effective amendment, when the same has become effective; (ii) of any request by the Commission or any other Federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to the Registration Statement or Prospectus or for additional information; (iii) of the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose; (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose, and (v) of the occurrence of any event or passage of time that makes the financial statements included in the Registration Statement ineligible for inclusion therein or any statement made in the Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to the Registration Statement, Prospectus or other documents so that, in the case of the Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (provided that such Holder of Registrable Securities agrees to keep such information confidential until it is publicly disclosed).

(d) Use its best efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of the Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable moment.
(e) To the extent requested by such Holder, furnish to each Holder, without charge, at least one conformed copy of the Registration Statement and each amendment thereto, including financial statements and schedules, all documents incorporated or deemed to be incorporated therein by reference, and all exhibits (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the Commission.
(f) Promptly deliver to each Holder, without charge, as many copies of the Prospectus or Prospectuses (including each form of prospectus) and each amendment or supplement thereto as such Persons may reasonably request in connection with resales by the Holder of Registrable Securities. The Company hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Holder in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto, except after the giving of any notice pursuant to Section 3(c).
(g) Use its best efforts to register or qualify or cooperate with the selling Holder in connection with the registration or qualification (or exemption from the Registration or qualification) of such Registrable Securities for the resale by the Holder under the securities or Blue Sky laws of such jurisdictions within the United States as any Holder reasonably requests in writing, to keep each of the registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things reasonably necessary to enable the disposition in such jurisdictions of the Registrable Securities covered by the Registration Statement; provided, that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified, subject the Company to any material tax in any such jurisdiction where it is not then so subject or file a general consent to service of process in any such jurisdiction.
(h) If requested by the Holder, cooperate with the Holder to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to the Registration Statement, which certificates shall be free, of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as any such Holder may request.
(i) Upon the occurrence of any event contemplated by Section 3(c)(v), as promptly as reasonably possible, prepare a supplement or amendment, including a post-effective amendment, to the Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, neither the Registration Statement nor such Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(j) Use best efforts to make available to its security holders no later than the Availability Date (as defined below), an earning statement covering a period of at least twelve (12) months, beginning after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, including Rule 158 promulgated thereunder. For the purpose of this subsection, "Availability Date" shall mean the 45th day following the end of the fourth fiscal quarter after the fiscal quarter that includes the effective date of the Registration Statement, except that, if such fourth fiscal quarter is the last quarter of the Company's fiscal year, "Availability Date" means the 90th day after the end of such fourth fiscal quarter.
(k) Comply with all applicable rules and regulations of the Commission and use its reasonable best efforts to cause all Registrable Securities to be listed for trading on a Trading Market, if the Company is then listed on a Trading Market.
The Company may require each selling Holder to furnish to the Company a certified statement as to the number of Common Shares beneficially owned by such Holder and the person thereof that has voting and dispositive control over the Common Shares, for purposes of disclosure in the "Selling Stockholder" table in the Registration Statement.
4. Registration Expenses. All fees and expenses incident to the performance of or compliance with this Agreement by the Company shall be borne by the Company whether or not any Registrable Securities are sold pursuant to the Registration Statement. The fees and expenses referred to in the foregoing sentence shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses (A) with respect to filings required to be made with the Trading Market on which the Common Stock is then listed for trading, and (B) for compliance with applicable state securities or Blue Sky laws), (ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities and of printing prospectuses if the printing of prospectuses is reasonably requested by the Holder of a majority of the Registrable Securities included in the Registration Statement), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel for the Company, (v) Securities Act liability insurance, if the Company so desires such insurance, (vi) "road show" expenses and (vii) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement. In addition, the Company shall be responsible for all of its internal and accounting expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties and all fees and expenses of the Company's certified public accountants), the expense of the preparation of all financial statements and any audit or review thereof by the Company's accountants, including in connection with their rendering a "cold comfort" letter to the underwriters, if requested, and the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange as required hereunder. In no event shall the Company be responsible for any broker, underwriter or similar commissions or any legal fees or other costs of the Holder.

5. Indemnification.
(a) Indemnification by the Company. The Company shall, notwithstanding any termination of this Agreement, indemnify and hold harmless each Holder, the officers, directors, agents and employees of each of them, each Person who controls any such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and the officers, directors, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys' fees) and expenses (collectively, "Losses"), as incurred, to the extent arising out of or relating to any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or any violation or alleged violation by the Company of the Securities Act, Exchange Act or any state securities law, or any rule or regulation thereunder, except to the extent, but only to the extent, that (1) such untrue statements or omissions are based solely upon information regarding such Holder furnished in writing to the Company by such Holder expressly for use therein, or to the extent that such information relates to such Holder or such Holder's proposed method of distribution of Registrable Securities as set forth in the section of the Registration Statement substantially similar to Annex A hereto or any changes to such section that are expressly approved in writing by such Holder expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto, or (2) in the case of an occurrence of an event of the type specified in Section 3(c)(ii)-(v), the use by such Holder of an outdated or defective Prospectus after the Company has notified such Holder in writing that the Prospectus is outdated or defective and prior to the receipt by such Holder of the Advice contemplated in Section 6(b).
(b) Indemnification by Holder. Each Holder shall, severally and not jointly, indemnify and hold harmless the Company, its officers, directors, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and the officers, directors, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all Losses, as incurred, to the extent arising out of or based upon: (1) such Holder's failure to comply with the prospectus delivery requirements of the Securities Act or (2) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statement or omission is contained in any information so furnished in writing by such Holder to the Company specifically for inclusion in the Registration Statement or such Prospectus expressly for use therein; provided, that each Holder's obligation to indemnify such indemnified parties shall only be to the extent of the net proceeds received by such Holder in the offering to which the Registration Statement relates, or to the extent that such information relates to such Holder or such Holder's proposed method of distribution of Registrable Securities as set forth in the section of the Registration Statement substantially similar to Annex A hereto or any changes to such section that are expressly approved in writing by such Holder expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto, or (3) in the case of an occurrence of an event of the type specified in Section 3(c)(ii)-(v), the use by such Holder of an outdated or defective Prospectus after the Company has notified such Holder in writing that the Prospectus is outdated or defective and prior to the receipt by such Holder of the Advice contemplated in Section 6(b).
(c) Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an "Indemnified Party"), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the "Indemnifying Party") in writing, and the Indemnifying Party shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have prejudiced the Indemnifying Party.
An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is reasonably likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and the reasonable fees and expenses of no more than one separate counsel (the Indemnified Party's counsel who first notifies the Company of such obligation) shall be at the expense of the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

All reasonable fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within ten (10) Business Days of written notice thereof to the Indemnifying Party; provided, that the Indemnified Party shall promptly reimburse the Indemnifying Party for that portion of such fees and expenses applicable to such actions for which such Indemnified Party is not entitled to indemnification hereunder, determined based upon the relative faults of the parties.
(d) Contribution. If a claim for indemnification under Section 5(a) or 5(b) is unavailable to an Indemnified Party (by reason of public policy or otherwise), then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in Section 5(c), any reasonable attorneys' or other reasonable fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section was available to such party in accordance with its terms.
The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 5(d), no Holder shall be required to contribute, in the aggregate, any amount in excess of the amount by which the proceeds actually received by such Holder from the sale of the Registrable Securities subject to the Proceeding exceeds the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, except in the case of fraud by such Holder. The indemnity and contribution agreements contained in this Section are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties.
6. Miscellaneous.
(a) Compliance. Each Holder covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with sales of Registrable Securities pursuant to the Registration Statement.
(b) Discontinued Disposition. Each Holder agrees by its acquisition of such Registrable Securities that, upon receipt of a notice from the Company of the occurrence of any event of the kind described in Section 3(c), such Holder will forthwith discontinue disposition of such Registrable Securities under the Registration Statement until such Holder's receipt of the copies of the supplemented Prospectus and/or amended Registration Statement or until it is advised in writing (the "Advice") by the Company that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement. In the event of a discontinued disposition under this Section 6(b), the Company will use its reasonable best efforts to ensure that the use of the Prospectus may be resumed as promptly as is practicable and to provide copies of the supplemented Prospectus and/or amended Registration Statement or the Advice as soon as possible in order to enable each Holder to resume dispositions of the Registrable Securities. The Company may provide appropriate stop orders to enforce the provisions of this paragraph.
(c) Amendments in Writing. No amendment, modification, waiver, termination or discharge of any provision of this Agreement, or any consent to any departure by the Company and any Holder of the then outstanding Registrable Securities from any provision hereof, shall in any event be effective unless the same shall be in writing and signed by the Company and at least a majority of the Holder of the then outstanding Registrable Securities, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Company and at least a majority of the Holder of the then outstanding Registrable Securities.

(d) Suspension of Trading. At any time after the Registrable Securities are covered by an effective Registration Statement, the Company may deliver to the Holder of such Registrable Securities a certificate (the "Suspension Certificate") approved by the Chief Executive Officer of the Company and signed by an officer of the Company stating that the effectiveness of and sales of Registrable Securities under the Registration Statement would:
(i) materially interfere with any transaction that would require the Company to prepare financial statements under the Securities Act that the Company would otherwise not be required to prepare in order to comply with its obligations under the Exchange Act, or
(ii) require public disclosure of any transaction of the type discussed in Section 6(d)(i) prior to the time such disclosure might otherwise be required.
After the delivery of a Suspension Certificate by Holder of Registrable Securities, the Company may, in its discretion, require such Holder of Registrable Securities to refrain from selling or otherwise transferring or disposing of any Registrable Securities or other Company securities then held by such Holder for a specified period of time that is customary under the circumstances (not to exceed thirty (30) days). Notwithstanding the foregoing sentence, the Company shall be permitted to cause Holder of Registrable Securities to so refrain from selling or otherwise transferring or disposing of any Registrable Securities or other securities of the Company on only one occasion during each twelve (12) consecutive month period that the Registration Statement remains effective. The Company may impose stop transfer instructions to enforce any required agreement of the Holder under this Section 6(d).
(e) Termination. This Agreement shall terminate and be of no further force or effect when there shall no longer be any Registrable Securities issuable or outstanding.
(f) Notices. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed delivered (i) on the date of transmission when delivered via facsimile prior to 5:00 p.m. (New York City time) on a Business Day, (ii) one Business Day after transmission when delivered via facsimile later than 5:00 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) upon delivery when delivered personally, (iv) three (3) days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (v) one (1) Business Day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:
If to the Company:

Seanergy Maritime Holdings Corp.
154 Vouliagmenis Avenue
Glyfada
Athens, Greece 16674
Attention: Chief Executive Officer
Facsimile: +30 210 9638404
With a copy (which shall not constitute notice) to:

Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
Attn: Gary J. Wolfe, Esq.
Facsimile: (212) 480-8421
If to the Investor, to:

To the address set forth under such Investor's name on Schedule 1 hereto

Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.
(g) Successors and Assigns. This Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors and assigns. The Company may not assign its rights or obligations hereunder without the prior written consent of all of the Holder of the then-outstanding Registrable Securities, provided a sale of the Company shall not be deemed an assignment.
(h) Execution in Counterparts; Facsimile Signatures. This Agreement and any amendment, waiver or consent hereto may be executed by the parties hereto in separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument. All such counterparts may be delivered among the parties hereto by facsimile or other electronic transmission, which shall not affect the validity thereof.
(i) Governing Law; Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of New York without regard to conflicts of laws principles. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against the parties hereto or thereto in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. The parties hereby expressly waive all rights to trial by jury in any suit, action or proceeding arising under this Agreement.
(j) Cumulative Remedies. All remedies, either under this Agreement or by law, afforded to the parties hereto, shall be cumulative and not alternative.
(k) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
(l) Section Headings and References. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties. Any reference in this Agreement to a particular section or subsection shall refer to a section or subsection of this Agreement, unless specified otherwise.

 [Remainder of page intentionally left blank; Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

THE COMPANY:
SEANERGY MARITIME HOLDINGS CORP.
By:
Name: Stamatios Tsantanis
Title: Chairman & Chief Executive Officer
[Investor Signature page follows]

INVESTOR:
JELCO DELTA HOLDING CORP.
By:
Name: Alastair Macdonald
Title: President

ANNEX A
Plan of Distribution
The securities covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholder" includes pledgees, donees, transferees or other successors in interest selling securities received after the date of this prospectus from each selling stockholder as a pledge, gift, partnership distribution or other sale in any privately negotiated transaction, or non-sale related transfer. The number of shares beneficially owned by a selling stockholder will decrease as and when it effects any such transfers. The plan of distribution for the selling stockholders' securities sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders hereunder. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution.
The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may make these sales at prices and under terms then prevailing or at prices related to the then current market price. The selling stockholders may also make sales in negotiated transactions. The selling stockholders may offer their securities from time to time pursuant to one or more of the following methods:
●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	one or more block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	public or privately negotiated transactions;
●
on the New York Stock Exchange, American Stock Exchange, NASDAQ Global Market or NASDAQ Capital Market (or through the facilities of any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association, on which the securities are then listed, admitted to unlisted trading privileges or included for quotation);

●	through underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;
●	to cover short sales;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.
In connection with distributions of the securities or otherwise, the selling stockholders may:
●	enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume;
●	sell the securities short and redeliver the securities to close out such short positions;
●
enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of securities offered by this prospectus, which they may in turn resell; and

●	pledge securities to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

In addition to the foregoing methods, the selling stockholders may offer their securities from time to time in transactions involving principals or brokers not otherwise contemplated above, in a combination of such methods or described above or any other lawful methods. The selling stockholders may also transfer, donate or assign their securities to lenders, family members and others and each of such persons will be deemed to be a selling stockholder for purposes of this prospectus. The selling stockholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the securities of common stock, and if the selling stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities from to time under this prospectus; provided however in the event of a pledge or then default on a secured obligation by the selling stockholder, in order for the securities to be sold under this registration statement, unless permitted by law, we must distribute a prospectus supplement and/or amendment to this registration statement amending the list of selling stockholders to include the pledgee, secured party or other successors in interest of the selling stockholder under this prospectus.
The selling stockholders may also sell their securities pursuant to Rule 144 under the Securities Act, which permits limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information concerning the issuer, the resale occurring following the required holding period under Rule 144 and the number of securities being sold during any three-month period not exceeding certain limitations in certain circumstances.
Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the securities may be listed or quoted, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the securities covered by this prospectus, either as agents for others or as principals for their own accounts, and reselling such securities pursuant to this prospectus. The selling stockholders may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf. In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders, in amounts to be negotiated immediately prior to the sale (which compensation as to a particular broker-dealer might be in excess of customary commissions for routine market transactions).
In offering the securities covered by this prospectus, the selling stockholders, and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholders, may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. Any profits realized by the selling stockholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.
The Company is required to pay all fees and expenses incident to the registration of the securities other than broker fees and commissions.
The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

SCHEDULE 1
The Investor
Name of Company	Address	Jurisdiction of Incorporation
Jelco Delta Holding Corp.	c/o Western Isles Ltd. Jardine House, 4th Floor 33-35 Reid Street P.O. Box HM 1431 Hamilton HM FX Bermuda Tel: (441) 295-5913 Fax: (441) 296-0329	The Republic of the Marshall Islands